EXHIBIT 4.3
CALIFORNIA RESOURCES CORPORATION LONG-TERM INCENTIVE PLAN
(As Amended and Restated Effective as of May 8, 2019)
1.    PURPOSE; PRIOR PLAN
The purposes of this Plan are (i) to furnish a significant incentive to the employees, consultants and non-employee Directors of the Company and its Affiliates by making available to them the benefits of increased ownership of Shares, (ii) to promote the alignment of the interests of employees, consultants and non-employee Directors of the Company and its Affiliates on the one hand and stockholders on the other hand and (iii) to assist in the recruitment and retention of employees, consultants and non-employee Directors of the Company and its Affiliates.
The Plan as set forth herein constitutes an amendment and restatement of the Company’s Long-Term Incentive Plan as in effect immediately prior to the Effective Date (the “Prior Plan”). This Plan shall supersede and replace in its entirety the Prior Plan; provided, however, that, notwithstanding any provisions herein to the contrary, except for the provisions of Section 3.1 and for the required composition of the Committee, each award granted under the Prior Plan prior to the Effective Date shall be subject to the terms and provisions applicable to such award under the Prior Plan as in effect immediately prior to the Effective Date.
2.    DEFINITIONS
“Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50 percent of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
“Board” means the Board of Directors of the Company.
“Business Combination” means a merger, consolidation, or other reorganization, with or into, or the sale of all or substantially all of the Company’s business and/or assets as an entirety to, one or more entities that are not Affiliates.
“Change in Control” means, unless provided otherwise in an award agreement, the occurrence of any of the following events:
(a)    Approval by the stockholders of the Company of the dissolution or liquidation of the Company, other than in the context of a transaction that does not constitute a Change in Control under clause (b) below;
(b)    Consummation of a Business Combination, unless (1) as a result of the Business Combination, more than 50 percent of the outstanding voting power of the Successor Entity immediately after the reorganization is, or will be, owned, directly or indirectly, by persons who were holders of the Company’s voting securities immediately before the Business Combination; (2) no “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Successor Entity or an Excluded Person, beneficially owns, directly or indirectly, more than 30 percent of the outstanding shares or the combined voting power of the outstanding voting securities of the Successor Entity, after giving effect to the Business Combination, except to the extent that such ownership existed prior to the Business Combination; and (3) at least 50 percent of the members of the board of directors of the entity resulting from the Business Combination were Directors at the time of the execution of the initial agreement or of the action of the Board approving the Business Combination;

(c)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any Excluded Person) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding voting securities, other than as a result of (1) an acquisition directly from the Company; (2) an acquisition by the Company; or (3) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Successor Entity; or
(d)    During any period not longer than two consecutive years and beginning no earlier than October 6, 2014, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of such period (including for these purposes, new members whose election or nomination was so approved), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.
Notwithstanding the foregoing, (i) if a Change in Control constitutes a payment event with respect to any award that provides for the deferral of compensation and is subject to the Nonqualified Deferred Compensation Rules, then the transaction or event described in subsection (a), (b), (c) or (d) above with respect to such award must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), and as relates to the holder of such award, to the extent required to comply with the Nonqualified Deferred Compensation Rules and (ii) in no event shall the separation of the Company from Occidental Petroleum Corporation and its Affiliates be a Change in Control.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the committee appointed by the Board to administer this Plan, which shall be composed of not less than two members of the Board, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 and (ii) for so long as any award remains outstanding under the Prior Plan that could qualify for the written binding contract exception set forth in Section 13601(e)(2) of Public Law 115-97 (commonly referred to as the Tax Cuts and Jobs Act), an “outside director” within the meaning of Section 162(m).
“Company” means California Resources Corporation, a Delaware corporation.
“Director” means a member of the Board who is not an employee of the Company or an Affiliate.
“Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code.
“Effective Date” means May 8, 2019, which is the date on which this amendment and restatement was approved by the stockholders of the Company.
“Eligible Person” means any person who is an officer, employee or consultant of the Company or any Affiliate and any person who is a non-employee Director; provided, however that an ISO may be granted only to an individual who is employed by the Company or any “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) of the Company at the time the ISO is granted.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Person” means any employee benefit plan of the Company and any trustee or other fiduciary holding securities under a Company employee benefit plan or any person described in and satisfying the conditions of Rule 13d-1(b)(i) of the Exchange Act.
“Fair Market Value” means, as of any specified date, the closing price of a Share, if the Shares are listed on a national stock exchange registered under Section 6(a) of the Exchange Act, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee); or, if no closing price is reported on that date, on the last preceding date on which such closing price of the Share is so reported. If the Shares are traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate and as is consistent with the requirements of Section 409A of the Code.
“Five Percent Basket” has the meaning set forth in Section 5.5.
“ISO” means an incentive stock option qualified under Section 422 of the Code.
“Nonqualified Deferred Compensation Rules” means the limitations or requirements of Section 409A of the Code and the guidance and regulations promulgated thereunder.
“Performance-Based Award” means any Qualifying Option or award granted pursuant to Section 5.2.
“Performance Goal” means a preestablished targeted level or levels of any one or more Performance Objectives.
“Performance Objectives” means those performance objectives established by the Committee as provided in Section 5.2.
“Plan” means this California Resources Corporation Long-Term Incentive Plan, as amended from time to time.
“Prior Plan” has the meaning set forth in Section 1.
“Qualifying Options” mean options and stock appreciation rights granted with an exercise price not less than Fair Market Value on the date of grant. Qualifying Options are intended to be Performance-Based Awards.
“Rule 16b-3” means Rule 16b-3 under Section 16 of the Exchange Act.
“Section 162(m)” means Section 162(m) of the Code and the applicable regulations and interpretations thereunder.
“Share Limit” means the maximum number of Shares, as adjusted, that may be delivered pursuant to all awards granted under this Plan.
“Shares” mean the Company’s Common Stock, par value $0.01 per share.
“Substitute Award” means an award granted in substitution for similar awards held by individuals who become Eligible Persons as a result of a merger, consolidation, acquisition or other transaction by the Company or an Affiliate with or of another entity or the assets of another entity.
“Successor Entity” means the surviving or resulting entity or a parent thereof of a Business Combination.
3.    SHARES SUBJECT TO PLAN
3.1    AGGREGATE SHARE LIMIT - Subject to adjustment as provided in or pursuant to this Section 3 or Section 7, from and after the original effective date of this Plan of October 6, 2014, (a) a total of 7,275,000 Shares shall be authorized for issuance pursuant to awards granted under this Plan and (b) the aggregate maximum number of Shares that may be issued under this Plan through ISOs shall not exceed 7,275,000 (which amount shall be included within the total Share limit set forth in clause (a) of this sentence).

3.2    INDIVIDUAL LIMIT - Subject to adjustment as provided in or pursuant to this Section 3 or Section 7, no individual may be granted (i) options or stock appreciation rights during any calendar year with respect to more than 1,000,000 Shares and (ii) other awards under this Plan (other than options or stock appreciation rights) during any calendar year that are denominated in Shares with respect to more than 1,000,000 Shares (and the vesting or performance period applicable to such awards shall not exceed 10 years). The maximum amount of compensation that may be paid under all Performance-Based Awards that are not denominated in Shares (including the Fair Market Value of any Shares paid in satisfaction of such Performance-Based Awards) granted to any one individual during any calendar year may not exceed $20,000,000 (and any payment due with respect to such a Performance-Based Award shall be paid no later than 10 years after the date of grant of such Performance-Based Award).
In addition, and notwithstanding any provisions to the contrary in this Plan, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted under this Plan to any individual, non-employee Director during any single calendar year beginning on or after January 1, 2016 shall not exceed $750,000; provided, however, that such limitation shall be determined without regard to grants of awards, if any, made under this Plan to a non-employee Director during any period in which such individual was an employee or consultant (other than in the capacity of a non-employee Director).
3.3    REISSUE OF AWARDS AND SHARES - Awards payable in cash or payable in cash or Shares, including restricted shares, that are forfeited, cancelled, or for any reason do not vest under this Plan, and Shares that are subject to awards that expire or for any reason are terminated, cancelled or fail to vest shall be available for subsequent awards under this Plan. If an award under this Plan is or may be settled only in cash, such award need not be counted against any of the share limits under this Section 3. Shares subject to options or stock appreciation rights that are exercised shall not be available for subsequent awards. The following transactions involving Shares will not result in additional Shares becoming available for subsequent awards under this Plan: (i) Shares tendered in payment of an option; (ii) Shares withheld for taxes; and (iii) Shares repurchased by the Company using option proceeds.
3.4    SOURCE OF SHARES DELIVERED UNDER PLAN - The Shares to be offered pursuant to the grant of an award may (a) be authorized but unissued Shares, (b) Shares held in the treasury of the Company, or (c) previously issued Shares reacquired by the Company, including shares purchased on the open market.
4.    PLAN ADMINISTRATION
This Plan shall be administered by the Committee.
4.1    POWERS OF THE COMMITTEE - Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan within its delegated authority, including, without limitation, the authority to:
(a)    adopt, amend and rescind rules, regulations and procedures relating to this Plan and its administration or the awards granted under this Plan and determine the forms and terms of individual awards;
(b)    determine who is an Eligible Person and to which Eligible Persons, if any, awards will be granted under this Plan;
(c)    grant awards to Eligible Persons and determine the terms and conditions of such awards, including but not limited to the number and value of Shares issuable pursuant thereto, the times (subject to Section 5.5) at which and conditions upon which awards become exercisable or vest or shall expire or terminate, and (subject to applicable law) the consideration, if any, to be paid upon receipt, exercise or vesting of awards;
(d)    determine the date of grant of an award, which may be a designated date after but not before the date of the Committee’s action;
(e)    determine whether (subject to Section 7.2), and the extent to which, adjustments are required pursuant to Section 7 hereof;

(f)    interpret and construe this Plan and terms and conditions of any award granted hereunder (including under any award agreement) and correct any defect therein, whether before or after the date set forth in Section 5;
(g)    determine the circumstances under which, consistent with the provisions of Section 8.2, any outstanding award may be amended and make any amendments thereto that the Committee determines are necessary or appropriate; and
(h)    acquire or settle rights under options, stock appreciation rights or other awards in cash, stock of equivalent value, or other consideration.
All authority granted herein shall remain in effect so long as any award remains outstanding under this Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any Affiliate, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. Members of the Committee and any officer or employee of the Company or any Affiliate acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to this Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.
4.2    SPECIFIC COMMITTEE RESPONSIBILITY AND DISCRETION REGARDING AWARDS - Subject to the express provisions of this Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each award granted under this Plan, which terms and conditions may include, subject to such limitations as the Committee may from time to time impose, among other things, provisions that:
(a)    permit the recipient of such award to pay the purchase price of the Shares or other property issuable pursuant to such award, or any applicable tax withholding obligation upon such issuance or in respect of such award or Shares, in whole or in part, by any one or more of the following:
(i)    cash, cash equivalent, or electronic funds transfer,
(ii)    the delivery of previously owned shares of capital stock of the Company (including shares acquired as or pursuant to awards) or other property,
(iii)    a reduction in the amount of Shares or other property otherwise issuable pursuant to such award,
(iv)    a cashless exercise, or
(v)    any other legal consideration the Committee deems appropriate;
(b)    are intended to qualify such award as an ISO;
(c)    accelerate the receipt of benefits pursuant to an award or adjust the exercisability, term (subject to other limits) or vesting schedule of any or all outstanding awards, adjust the number of Shares subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, pursuant to a termination of employment or an event referenced in Section 7 (in which case the Committee’s discretion shall be exercised in a manner consistent with Section 7) or in other circumstances or upon the occurrence of other events as deemed appropriate by the Committee, by amendment of an outstanding award, by substitution of an outstanding award, by waiver or by other legally valid means (which may result, among other changes, in a greater or lesser number of shares subject to the award, a shorter or longer vesting or exercise period, or, except as provided below, an exercise or purchase price that is higher or lower than the original or prior award), in each case subject to Sections 3, 5.5 and 8.2; provided, however, that in no case (other than an adjustment contemplated by Section 7.2) shall the exercise price of any option or stock appreciation right be reduced by an amendment to the award or a cancellation and re-grant of the award to effect a repricing of the award to a price below the Fair Market Value of the underlying Shares on the grant date of the original option or stock appreciation right unless specific stockholder consent is obtained;
(d)    authorize (subject to Sections 7, 8, and 10) the conversion, succession or substitution of one or more outstanding awards upon the occurrence of an event of the type described in Section 7 or in other circumstances or upon the occurrence of other events as deemed appropriate by the Committee; and
(e)    determine the value of and acquire or otherwise settle awards upon termination of employment, upon such terms as the Committee (subject to Sections 7, 8 and 10) deems appropriate.
4.3    DELEGATION - Subject to Section 4.5, the Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan, provided that each designated committee granting any awards hereunder shall consist exclusively of a member or members of the Board. A majority of the members of the acting committee shall constitute a quorum. The vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the Committee shall constitute action by the committee. The Committee may delegate authority to grant awards under this Plan for new employees to an officer of the Company who is also a director and may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or a subsidiary or to third parties. In addition, subject to the constraints of applicable law, the Committee may from time to time, in its sole discretion, delegate to the Chief Executive Officer of the Company the administration (or interpretation of any provision) of this Plan, and the right to grant awards under this Plan, insofar as such administration (and interpretation) and power to grant awards relates to any person who is not then subject to Section 16 of the Exchange Act (including any successor section to the same or similar effect). Any such delegation may be effective only so long as the Chief Executive Officer of the Company is a member of the Board, and the Committee may revoke such delegation at any time. The Committee may put any conditions and restrictions on the powers that may be exercised by the Chief Executive Officer of the Company upon such delegation as the Committee determines in its sole discretion. Notwithstanding the foregoing, no delegation pursuant to this Section 4.3 shall be made to the extent that such delegation would (i) result in the loss of an exemption under Rule 16b-3(d)(1) for awards granted to Eligible Persons subject to Section 16 of the Exchange Act in respect of the Company or (ii) cause awards made under the Prior Plan that were intended to qualify as “performance-based compensation” under Section 162(m) (prior to its amendment in 2017) to fail to so qualify.
4.4    BIFURCATION - Notwithstanding anything to the contrary in this Plan, the provisions of this Plan may at any time be bifurcated by the Board or the Committee in any manner so that provisions of any award agreement (or this Plan) intended or required in order to satisfy the applicable requirements of Rule 16b-3 or other applicable law, to the extent permitted thereby, are applicable only to persons subject to those provisions and to those awards to those persons intended to satisfy the requirements of the applicable legal restriction.
4.5    AWARDS TO NON-EMPLOYEE DIRECTORS - Notwithstanding any provision in this Plan to the contrary and without being subject to management discretion, the Board, acting through the non-employee Directors only, shall have the authority, in its sole and absolute discretion, to select non-employee Directors to receive awards other than ISOs under this Plan subject to the limitations of Section 3.2. The Board, acting through the non-employee Directors only shall set the terms of any such awards in its sole and absolute discretion, and the Board, acting through the non-employee Directors only, shall be responsible for administering and construing such awards in substantially the same manner that the Committee administers and construes awards to other Eligible Persons.
5.    AWARDS
5.1    TYPE AND FORM OF AWARDS - All awards shall be evidenced in writing (including electronic form), substantially in the form approved by the Committee or its delegate. The types of awards that the Committee may grant include, but are not limited to, any of the following, on an immediate or deferred basis, either singly, or in tandem or in combination with or in substitution for, other awards of the same or another type: (i) Shares, (ii) options (ISOs or nonqualified stock options), stock appreciation rights (including limited stock appreciation rights), restricted stock, stock units, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Shares, upon the passage of time, the occurrence of one or more events, or the satisfaction of Performance Goals or other conditions, or any combination thereof, (iii) any similar securities with a value derived from the value of or related to the Shares or other securities of the Company and/or returns thereon, or (iv) cash. Share-based awards may include (without limitation) stock options, stock purchase rights, stock bonuses, stock units, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents (independently or in tandem with any form of stock grant), dividend rights (independently or in tandem with any form of stock grant), Shares, any of which may be payable in Shares or cash, and may consist of one or more of such features in any combination, as determined by the Committee.
5.2    PERFORMANCE-BASED AWARDS -
The right of a participant to exercise or receive a grant or settlement of any type of award listed in Section 5.1, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any award subject to performance conditions, except as limited under the Prior Plan in the case of awards made under the Prior Plan that were intended to constitute “performance-based compensation” under Section 162(m) (prior to its amendment in 2017).
(a)    Performance Goals Generally. The Performance Goals for Performance-Based Awards shall consist of one or more business criteria or individual performance criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 5.2, which level may also be expressed in terms of a specified increase or decrease in the particular criteria compared to a past period. The Committee may determine that Performance-Based Awards shall be granted, exercised and/or settled upon achievement of any one Performance Goal or that two or more of the Performance Goals must be achieved as a condition to grant, exercise and/or settlement of such Performance-Based Awards. Performance Goals may differ for Performance-Based Awards granted to any one participant or to different participants. The Performance Goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. In addition, subject to any limitations under Section 162(m) (prior to its amendment in 2017) with respect to awards granted under the Prior Plan that are intended to constitute “performance-based compensation,” such performance measures may be subject to adjustment by the Committee for changes in accounting principles, to satisfy regulatory requirements and other specified extraordinary, unusual or infrequent items or events.
(b)    Performance Period. Achievement of Performance Goals in respect of Performance-Based Awards shall be measured over a performance period of up to ten years, as specified by the Committee.
(c)    Performance-Based Award Pool. The Committee may establish a Performance-Based Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance-Based Awards. The amount of such Performance-Based Award pool shall be based upon the achievement of a Performance Goal or Goals during the given performance period, as specified by the Committee in accordance with this Section 5.2. The Committee may specify the amount of the Performance-Based Award pool as a percentage of any of such criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such criteria.
(d)    Settlement of Performance-Based Awards; Other Terms. After the end of each performance period, the Committee shall determine the amount, if any, of (A) the Performance-Based Award pool, and the maximum amount of the potential Performance-Based Award payable to each Participant in the Performance-Based Award pool, or (B) the amount of the potential Performance-Based Award otherwise payable to each Participant. Settlement of such Performance-Based Awards shall be in cash, Stock, other awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce or increase the amount of a settlement otherwise to be made in connection with such Performance-Based Awards, but may not exercise discretion to increase any such amount payable with respect to an award under the Prior Plan that was intended to constitute “performance-based compensation” under Section 162(m) (prior to its amendment in 2017). The Committee shall specify the circumstances in which such Performance-Based Awards shall be paid or forfeited in the event of termination of employment by the participant prior to the end of a performance period or settlement of Performance-Based Awards.

(e)    Written Determinations. All determinations by the Committee as to the establishment of Performance Goals, the amount of any Performance-Based Award pool or potential individual Performance-Based Awards and as to the achievement of Performance Goals relating to and final settlement of Performance-Based Awards under this Section 5.2 shall be certified in writing in the case of any award under the Prior Plan that was intended to constitute “performance-based compensation” under Section 162(m) (prior to its amendment in 2017). The Committee may not delegate any responsibility relating to such Performance-Based Awards.
5.3    CONSIDERATION FOR SHARES - Shares may be issued pursuant to an award for any lawful consideration as determined by the Committee, including, without limitation, services rendered by the recipient of such award, but shall not be issued for less than the minimum lawful consideration. Awards may be payable in cash, stock or other consideration or any combination thereof, as the Committee shall designate in or (except as required by Section 5.2) by amendment to the terms and conditions governing such award.
5.4    LIMITED RIGHTS - Except as otherwise expressly authorized by the Committee or this Plan or in the applicable award terms and conditions, a participant will not be entitled to any privilege of stock ownership as to any Shares not actually delivered to and held of record by the participant. Except as described in Section 5.11, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.
5.5    OPTION/STOCK APPRECIATION RIGHT PRICING, TERM LIMITS AND VESTING - The purchase price per share of the Shares covered by any option or the base price of any stock appreciation right shall be determined by the Committee at the time of the grant, but, except in the case of a Substitute Award, shall not be less than 100 percent of the Fair Market Value of a Share on the date of grant. No option or stock appreciation right shall be exercisable after the expiration of 10 years from the date of grant. An award may be converted or convertible, notwithstanding the foregoing limits, into or payable in, Shares or another award that otherwise satisfies the requirements of this Plan.
No option, stock appreciation right or other non-full value appreciation award granted under this Plan on or after the Effective Date may vest in less than one year from its date of grant. Notwithstanding the foregoing, up to five percent of the available Shares authorized for issuance under this Plan as of the Effective Date may be subject to options, stock appreciation rights or other non-full value appreciation awards that vest (in full or in part) in less than one year from their date of grant (the “Five Percent Basket”). Further, any option, stock appreciation right or other non-full value award granted under this Plan may vest in full or in part upon death or disability of the participant, or upon a Change in Control, and such vesting shall not count against the Five Percent Basket.
5.6    SPECIAL LIMITATIONS RELATING TO ISOS - An ISO may be granted only to an individual who is employed by the Company or any “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) of the Company at the time the ISO is granted. To the extent that the aggregate fair market value (determined at the time the respective ISO is granted) of stock with respect to which ISOs are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations, within the meaning of Section 424 of the Code, exceeds $100,000 or such other amount as may be prescribed under Section 422 of the Code or applicable regulations or rulings from time to time, such ISOs shall be treated as options that do not constitute ISOs. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury regulations, and other administrative pronouncements, which of a participant’s ISOs will not constitute ISOs because of such limitation and shall notify the participant of such determination as soon as practicable after such determination. No ISO shall be granted to an individual if, at the time the option is granted, such individual owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such option is granted, the option price is at least 110 percent of the Fair Market Value of a Share and (ii) such option by its terms is not exercisable after the expiration of five years from the date of grant. Except as otherwise provided in Sections 421 or 422 of the Code, an ISO shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the participant’s lifetime only by such participant or the participant’s guardian or legal representative.

5.7    TRANSFER RESTRICTIONS - Unless otherwise expressly provided in or permitted by this Section 5.7, by applicable law or by the award terms and conditions (i) all awards are nontransferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (ii) awards shall be exercised only by the holder; and (iii) amounts payable or shares issuable pursuant to an award shall be delivered only to (or for the account of) the holder. No award may be transferred for consideration to a financial institution.
5.7.1    Exceptions by Committee Action - The Committee, in its sole discretion, may permit an award to be transferred for estate and/or tax planning purposes and on a basis consistent with the Company’s lawful issue of securities and the incentive purposes of the award and this Plan. Notwithstanding the foregoing, awards intended as ISOs or restricted stock awards for purposes of the Code shall be subject to any and all additional transfer restrictions necessary to preserve their status as ISOs or restricted shares, as the case may be, under the Code.
5.7.2    Exclusions - The exercise and transfer restrictions in this Section 5.7 shall not apply to:
(a)    transfers to the Company,
(b)    the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,
(c)    transfers pursuant to a domestic relations order (if approved or ratified by the Committee), if (in the case of ISOs) permitted by the Code,
(d)    if the participant has suffered a Disability, permitted transfers to or exercises on behalf of the holder by his or her legal representative, or
(e)    the authorization by the Committee of “cashless exercise” procedures with third parties who finance or who otherwise facilitate the exercise of awards consistent with applicable laws and the express authorization of the Committee.
5.8    TAX WITHHOLDING - The Company and any of its Affiliates are authorized to withhold from any award granted, or any payment relating to an award under this Plan, including from a distribution of Shares, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. Notwithstanding the foregoing, the Company and its Affiliates may, in their sole discretion and in satisfaction of the foregoing requirement, withhold or permit the participant to elect to have the Company or its Affiliate withhold a sufficient number of Shares that are otherwise issuable to the participant pursuant to an award (or allow the surrender of Shares by the participant to the Company or its Affiliate). The number of Shares that may be so withheld or surrendered shall be limited to the number of Shares that have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the applicable minimum statutory withholding rates for U.S. federal, state, local or non-U.S. income and social insurance taxes and payroll taxes, as determined by the Committee. Notwithstanding the preceding provisions of this Section 5.8, withholding taxes may be based on rates in excess of the minimum required tax withholding rates if the Committee (a) determines, with respect to an award granted to an Eligible Person who is not a non-employee Director, that such withholding would not result in adverse accounting, tax or other consequences to the Company or any Affiliate (other than immaterial administrative, reporting or similar consequences) and (b) authorizes withholding at such greater rates.
5.9    CASH AWARDS - The Committee shall have the express authority to pay awards in cash under this Plan, whether in lieu of, in addition to or as part of another award.

5.10    TERMINATION OF EMPLOYMENT OR SERVICE - If an Eligible Person’s employment with or service to the Company or to any Affiliate terminates for any reason, his or her outstanding awards may thereafter be exercised (if at all) to the extent provided in the agreement evidencing such award, or as otherwise determined by the Committee.
5.11    DIVIDENDS AND DIVIDEND EQUIVALENTS - No dividend equivalents shall be granted in connection with stock options, stock appreciation rights or other non-full value appreciation awards granted under this Plan on or after the Effective Date. Any cash dividend distributed with respect to a Share subject to a restricted stock award granted on or after the Effective Date shall be treated in the following manner as determined by the Committee in its sole discretion and set forth in the award agreement: (a) accrued and paid at such time, if any, as the underlying restricted stock to which it relates vests and settles; (b) reinvested in additional Shares (or restricted stock), based on the Fair Market Value on the dividend payment date, and paid at such time (or, in the case of additional shares of restricted stock, vest at such time), if any, as the underlying restricted stock to which it relates vests and settles; or (c) any combination of the foregoing. The Committee may provide that restricted stock units and other full-value awards (other than restricted stock) awarded under this Plan shall be entitled to an amount per unit equal in value to the cash dividend, if any, paid per Share on issued and outstanding Shares, on the dividend payment dates occurring during the period between the date on which the award is granted and the date on which such award is settled under this Plan (or such other period designated by the Committee). Any such paid amounts with respect to such awards granted on or after the Effective Date shall be treated in the following manner as determined by the Committee in its sole discretion and set forth in the award agreement: (i) accrued and paid at such time, if any, as the underlying award to which it relates vests and settles; (ii) reinvested in additional Shares, based on the Fair Market Value on the dividend payment date, and paid at such time, if any, as the underlying award to which it relates vests and settles; or (iii) any combination of the foregoing. Notwithstanding any preceding provision in this Section 5.11 to the contrary, any cash, stock, or other property distributed as a dividend or otherwise with respect to any restricted stock, restricted stock unit or other full-value award granted under this Plan on or after the Effective Date shall be subject to restrictions and risk of forfeiture to the same extent as the underlying restricted stock, restricted stock unit or other full-value award with respect to which such cash, stock or other property has been distributed.
6.    TERM OF PLAN
This amended and restated Plan was adopted by the Board on February 19, 2019, and is subject to approval by the Company’s stockholders at the 2019 annual meeting of the Company’s stockholders. If this amendment and restatement is not so approved by the stockholders, then this amendment and restatement shall be void ab initio, and the Prior Plan shall continue in effect as if this amendment and restatement had not occurred, and any awards previously granted under the Prior Plan shall continue in effect under the terms of the grant and the Prior Plan; provided, further, that thereafter awards may continue to be granted pursuant to the terms of the Prior Plan, as in effect prior to this amendment and restatement and as may be otherwise amended thereafter. This amended and restated Plan shall become effective on the Effective Date if it is approved on such date by the Company’s stockholders, and this Plan shall remain in effect, subject to the right of the Board to terminate this Plan at any time pursuant to Section 8.1, until all Shares subject to it shall have been purchased or acquired according to the provisions herein. However, in no event may an award be granted under this Plan on or after the tenth anniversary of the Effective Date. After this Plan is terminated, no future awards may be granted pursuant to this Plan, but awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. In addition, any then outstanding award may be amended thereafter in any manner that would have been permitted earlier, except that no such amendment shall increase the number of Shares subject to, comprising or referenced in the award or reduce the exercise or base price of an option or stock appreciation right or permit cash payments in an amount that exceeds the limits of Section 3 (as adjusted pursuant to Section 7.2).
7.    ADJUSTMENTS; CHANGE IN CONTROL
7.1    CHANGE IN CONTROL; ACCELERATION AND TERMINATION OF AWARDS - Unless otherwise provided in an award agreement, upon the occurrence of a Change in Control:

(a)
each option and stock appreciation right shall become immediately exercisable and vested upon the termination of the participant’s employment or service on or after the date of the Change in Control and as a result of such event,

(b)
restricted stock shall immediately vest free of restrictions upon the termination of the participant’s employment or service on or after the date of the Change in Control and as a result of such event,

(c)
each award under Section 5.2 shall become payable to the participant upon the termination of the participant’s employment or service on or after the date of the Change in Control and as a result of such event, and the level of achievement of the applicable Performance Goals shall be determined by the Committee,

(d)
the number of Shares covered by each stock unit account shall be issued to the participant upon the termination of the participant’s employment or service on or after the date of the Change in Control and as a result of such event, and

(e)
any other rights of a participant under any other award will be accelerated to give the participant the benefit intended under any such award upon the termination of the participant’s employment or service on or after the date of the Change in Control and as a result of such event.

The Committee may override the provisions regarding acceleration in this Section 7.1 and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Committee may approve. Any acceleration of awards shall comply with applicable legal and regulatory requirements, including the Nonqualified Deferred Compensation Rules.
If any option or other right to acquire Shares under this Plan has been fully accelerated as required or permitted by this Plan but is not exercised prior to (i) a dissolution of the Company, or (ii) an event described in this Section 7.1 that the Company does not survive, or (iii) the consummation of a Change in Control approved by the Board, such option or right will terminate, subject to any provision that has been expressly made by the Committee or the Board through a plan of reorganization approved by the Board or otherwise for the survival, substitution, assumption, exchange or other settlement of such option or right.
7.2    ADJUSTMENTS -
7.2.1    ADJUSTMENTS GENERALLY. The following provisions will apply if any extraordinary dividend or other extraordinary distribution occurs in respect of the Shares (whether in the form of cash, Shares, other securities, or other property), or any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, repurchase, or exchange of Shares or other securities of the Company, or any similar, unusual, infrequent or extraordinary corporate transaction (or event in respect of the Shares) or a sale of substantially all the assets of the Company as an entirety occurs. The Committee will, in such manner and to such extent (if any) as it deems appropriate and equitable:
(a)    proportionately adjust any or all of (i) the number and type of Shares (or other securities) that thereafter may be made the subject of awards (including the specific maxima and numbers of shares set forth elsewhere in this Plan and the individual award limitations set forth in Section 3), (ii) the number, amount and type of shares (or other securities or property) subject to any or all outstanding awards, (iii) the grant, purchase, or exercise price of any or all outstanding awards, (iv) the securities, cash or other property deliverable upon exercise of any outstanding awards, or (v) the Performance Goals or Performance Objectives appropriate to any outstanding awards, or
(b)    in the case of an extraordinary dividend or other distribution, recapitalization, reclassification, merger, reorganization, consolidation, combination, sale of assets, split-up, exchange, or spin-off, make provision for a cash payment or for the substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards based upon the distribution or consideration payable to holders of the Shares of the Company upon or in respect of such event.
7.2.2    EQUITY RESTRUCTURING - If the Company recapitalizes, reclassifies its capital stock or otherwise changes its capital structure or another change or event occurs that constitutes an “equity restructuring” pursuant to Accounting Standards Codification Topic 718, Compensation - Stock Compensation, or any successor accounting standard (a “recapitalization”), (a) the Committee shall equitably adjust the number and class of Shares (or other securities or property) covered by each outstanding award and the terms and conditions, including the exercise price and performance criteria (if any), of such award to equitably reflect such recapitalization and shall adjust the number and class of Shares (or other securities or property) with respect to which awards may be granted after such recapitalization and (b) the Committee shall make a corresponding and proportionate adjustment with respect to the maximum number of Shares (or other securities) that may be delivered with respect to awards under this Plan as provided in Section 3, the individual award limitations set forth in Section 3 and the class of Shares (or other securities) available for grant under this Plan.
8.    PLAN AMENDMENT AND TERMINATION
8.1    AUTHORITY OF THE BOARD - Subject to Section 8.2, the Board may amend or terminate this Plan at any time and in any manner; provided, that, any such amendments shall be subject to the approval of the Company’s stockholders if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted (and such approval shall be obtained in accordance with the requirements of such laws, regulations and rules).
8.2    RESTRICTIONS - No amendment or termination of this Plan or change in or affecting any outstanding award shall deprive in any material respect the holder, without the consent of the holder, of any of his or her rights or benefits under or with respect to the award. Adjustments contemplated by Section 7 shall not be deemed to constitute a change requiring such consent.
9.    LEGAL MATTERS
9.1    COMPLIANCE AND CHOICE OF LAW; SEVERABILITY - This Plan, the granting and vesting of awards under this Plan and the issuance and delivery of Shares and/or the payment of money under this Plan or under awards granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the state of Delaware. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.
9.2    NO RIGHT TO AN AWARD - Neither the adoption of this Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an award or any other rights hereunder except as may be evidenced by an award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.
9.3    NON-EXCLUSIVITY OF PLAN - Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Shares, under any other plan or authority.
9.4    NO EMPLOYMENT RIGHTS CONFERRED - Nothing contained in this Plan (or in any other documents relating to this Plan or to any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Company or any Affiliate or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the Company or any Affiliate to change such person’s compensation or other benefits or to terminate the employment of such person, with or without cause.
10.    MISCELLANEOUS
10.1    UNFUNDED PLAN - Unless otherwise determined by the Committee, this Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. This Plan shall not establish any fiduciary relationship between the Company or any Affiliate and any participant or other person. To the extent any person holds any rights by virtue of awards granted under this Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company.
10.2    AWARDS NOT COMPENSATION - Unless otherwise determined by the Committee, settlements of awards received by participants under this Plan shall not be deemed a part of a participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law of any country.
10.3    FRACTIONAL SHARES - The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.
10.4    COMPLIANCE WITH SECURITIES LAWS - Nothing herein or in any award granted hereunder shall require the Company to issue any shares with respect to any award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect.
10.5    CLAWBACK - To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board or Committee, awards and amounts paid or payable pursuant to or with respect to awards shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture, repurchase and/or recoupment of awards and amounts paid or payable pursuant to or with respect to awards. Notwithstanding any provision of this Plan or any award agreement to the contrary, the Company reserves the right, without the consent of any participant or beneficiary of any award, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Plan or any award agreement with retroactive effect.
10.6    SECTION 409A - In the event that any award granted pursuant to this Plan provides for a deferral of compensation within the meaning of the Nonqualified Deferred Compensation Rules, it is the general intention, but not the obligation, of the Company to design such award to comply with the Nonqualified Deferred Compensation Rules and such award should be interpreted accordingly. Notwithstanding anything in this Plan to the contrary, to the extent that the Committee determines that any award under this Plan may be subject to the Nonqualified Deferred Compensation Rules, the Committee may, without a participant’s consent, adopt such amendments to this Plan and the applicable award agreement or take any other actions (including amendments and actions with retroactive effect), that the Committee, in its sole discretion, determines are necessary or appropriate to preserve the intended tax treatment of the award, including, without limitation, actions intended to (a) exempt such award from the Nonqualified Deferred Compensation Rules, or (b) comply with the requirements of the Nonqualified Deferred Compensation Rules; provided, however, that nothing in this Section 10.6 shall create any obligation on the part of the Company or any Affiliate to adopt any such amendment or take any other such action or any liability for any failure to do so. Notwithstanding anything herein to the contrary, in no event shall the Company or any Affiliate have any obligation to indemnify or otherwise compensate any participant for any taxes or interest imposed under the Nonqualified Deferred Compensation Rules or similar provisions of state or foreign law.